OLAPLEX Announces the Closing of New Senior Secured Credit Facilities

SANTA BARBARA, Calif – February 23, 2022 – Olaplex, Inc. (the “Company”), an indirect wholly owned subsidiary of Olaplex Holdings, Inc. (NASDAQ: OLPX) (“OLAPLEX”), today announced the completion of a successful refinancing of its existing secured credit facility with a new credit agreement comprised of a $675 million senior secured term loan facility (the “Term Loan”) and a $150 million senior secured revolving credit facility (the “Revolving Facility”).
Eric Tiziani, Chief Financial Officer of OLAPLEX, commented, “We are very happy with the outcome of this refinancing. Given the strength of our balance sheet, continued track record of high-quality growth and profitability, and highly cash generating business model, we were able to use cash on hand to substantially reduce our outstanding term loan facility debt from $769 million to $675 million, whilst also greatly reducing our current interest rate obligation by 300bps. Collectively, we expect the new credit facilities will generate significant ongoing interest expense savings for the business.”
The Term Loan bears interest at a rate of Adjusted SOFR (subject to a 0.50% floor) + initially 3.75% per annum (with a 0.25% leverage based step-down, tied to achieving a first lien net leverage ratio of 1.20x), and matures on February 23, 2029. The Revolving Facility bears interest at a rate of Adjusted SOFR for dollar denominated borrowings (subject to a 0% floor) + initially 3.75% (with a 0.25% leverage based step-down, tied to achieving a first lien net leverage ratio of 1.20x), and matures on February 23, 2027.
The Company received a corporate credit rating of B1 from Moody’s Investor Services and B+ from S&P Global.
At closing, the proceeds of the Term Loan were used to refinance all of the term loans outstanding under the existing credit agreement and to pay the fees and expenses of the transaction. The new Revolving Facility was undrawn at closing.
Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, BofA Securities, Inc., Jefferies Finance LLC and Truist Securities, Inc. acted as joint lead arrangers and joint bookrunners for the new credit facilities.
About OLAPLEX
OLAPLEX is an innovative, science-enabled, technology-driven beauty company with a mission to improve the hair health of its consumers. A revolutionary brand, OLAPLEX paved the way for a new category of hair care called “bond-building,” the process of protecting, strengthening and rebuilding broken bonds in the hair during and after hair services. The brand’s products have an active, patent-protected ingredient that works on a molecular level to protect and repair hair from damage. OLAPLEX’s award-winning products are sold through a global omni-channel platform serving the professional, specialty retail, and direct-to-consumer channels.
Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements and information relating to OLAPLEX that are based on the beliefs of management as well as assumptions made by, and information currently available to, OLAPLEX. These forward-looking statements generally can be identified by the use of words such as “may,” “will,” “could,” “should,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to us. These forward-looking statements address various matters including our ongoing interest expenses. These statements reflect management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others: OLAPLEX’s ability to execute on its growth strategies and expansion opportunities; increased competition causing OLAPLEX to reduce the prices of its products or to increase significantly its marketing efforts in order to avoid losing market share; OLAPLEX’s existing and any future indebtedness, including OLAPLEX’s ability to comply with affirmative and negative covenants under its credit agreement to which it will remain subject to until maturity, and OLAPLEX’s ability to obtain additional financing on favorable terms or at all; OLAPLEX’s dependence on a limited number of customers for a significant portion of its net sales; OLAPLEX’s ability to effectively market and maintain a positive brand image; changes in consumer preferences or changes in demand for haircare products or other products OLAPLEX may develop; OLAPLEX’s ability to accurately forecast consumer demand for its products; OLAPLEX’s ability to maintain favorable relationships with suppliers and manage our supply chain, including obtaining and maintaining shipping distribution and raw materials at favorable pricing; OLAPLEX’s relationships with and the performance of distributors and retailers who sell its products to haircare professionals and other customers; impacts on OLAPLEX’s business due to the sensitivity of its business to unfavorable economic and business conditions; OLAPLEX’s ability to develop, manufacture and effectively and profitably market and sell future products; failure of markets to accept new product introductions; OLAPLEX’s ability to attract and retain senior management and other qualified personnel; regulatory changes and developments affecting OLAPLEX’s current and future products; OLAPLEX’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; impacts on OLAPLEX’s business from political, regulatory, economic, trade, and other risks associated with operating internationally including volatility in currency exchange rates, and imposition of tariffs; OLAPLEX’s ability to establish and maintain intellectual property protection for its products, as well as OLAPLEX’s ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation and our ability to pass on such increases to customers; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; impacts on OLAPLEX’s business from the COVID-19 pandemic; and the other risks identified under the heading “Risk Factors” in the Prospectus, as well as the other information we file with the SEC. OLAPLEX cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read OLAPLEX’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date hereof, and OLAPLEX undertakes no obligation to update or revise any of these statements. OLAPLEX’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.
Contacts:
Financial Media and Investor Relations:
ICR, Inc.
OLAPLEX@icrinc.com